Exhibit 5.1
October 11, 2007
International Fight League, Inc.
424 West 33rd St., Suite 650
New York, NY 10001
Dear Sirs:
We have acted as counsel to International Fight League, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-1 filed by the Company with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”) of an aggregate of 39,306,180 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, including (i) 25,330,000 shares of Common Stock (the “Common Shares”), which were originally issued pursuant to a Securities Purchase Agreement, dated as of August 1, 2007 (the “Purchase Agreement”), among the Company and the purchasers party thereto, (ii) 12,665,000 shares of Common Stock (the “Class A Warrant Shares”) issuable upon exercise of currently outstanding warrants, substantially in the form incorporated by reference as Exhibit 4.1 to the Registration Statement (collectively, the “Class A Warrants”), (iii) 581,280 shares of Common Stock (the “Class B Warrant Shares”) issuable upon exercise of a currently outstanding warrant, substantially in the form incorporated by reference as Exhibit 4.2 to the Registration Statement (the “Class B Warrant”), and (iv) 729,900 shares of Common Stock (the “Class C Warrant Shares”) issuable upon exercise of a currently outstanding warrant, substantially in the form filed as Exhibit 4.3 to the Registration Statement (the “Class C Warrant”).
As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.
We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

International Fight League, Inc.
Page 2	October 11, 2007
Based upon the foregoing, it is our opinion that:
     (1)     the Common Shares are validly issued and fully paid and nonassessable; and
     (2)     the Class A Warrant Shares, the Class B Warrant Shares and the Class C Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Class A Warrants, the Class B Warrant and the Class C Warrant, respectively (including the due payment of any exercise price therefor specified in the Class A Warrants, the Class B Warrant and the Class C Warrant, respectively), will be validly issued, fully paid and non-assessable.
This opinion is limited to the provisions of the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Lowenstein Sandler PC

Lowenstein Sandler PC